Exhibit 10.1.13

PACIFIC CAPITAL BANCORP

FIRST AMENDED AND RESTATED

DEFERRED COMPENSATION PLAN

October 1, 2000

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TABLE OF CONTENTS (Cont'd)

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TABLE OF CONTENTS (Cont'd)

Section			Page
8.	AMENDMENT AND TERMINATION		16
	8.1	Reserved Power	16
	8.2	Effect of Termination	16

9.	MISCELLANEOUS		16
	9.1	Prohibition Against Assignment	16
	9.2	Unfunded Plan	16
	9.3	No Employment Rights	16
	9.4	Application of ERISA	17
	9.5	Exclusive Benefit	17
	9.6	Interpretation	17
	9.7	Governing Law	17

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PACIFIC CAPITAL BANCORP

FIRST AMENDED AND RESTATED

DEFERRED COMPENSATION PLAN

THIS FIRST AMENDED AND RESTATED DEFERRED COMPENSATION PLAN (the “Plan”) is made and adopted, effective on the date set forth below, by PACIFIC CAPITAL BANCORP (“Employer”), with reference to the following facts:

RECITALS:

A. The Employer previously adopted that certain “Pacific Capital Bancorp Deferred Compensation Plan” dated effective December 15, 1999 (the “Original Plan”), in order to enable a select group of management or highly compensated employees to elect to defer compensation in the manner described below.

B. The Employer desires to adopt this Plan in order to memorialize certain amendments to the Original Plan.

C. It is the intention of the Employer that (i) this Plan be an unfunded plan of deferred compensation; (ii) this Plan be exempt from the requirements of the Employee Income Retirement Security Act of 1974 to the maximum extent permitted by law; and (iii) the amounts allocated to the “Participant Accounts” (as defined below) pursuant to the Plan, as well as earnings thereon, not be included in the income of the Participant until the taxable year in which either such amount is paid to the Participant, or the Participant has the right to receive a payment of such amount, pursuant to the Plan.

PLAN:

NOW, THEREFORE, the Employer, intending to be legally bound, does hereby adopt the following Plan.

1. DEFINITIONS

For purposes of this Plan, each of the following terms shall have the meaning set forth below:

1.1 “Acquired Company Deferred Compensation Plan” shall mean (a) that certain Executive Compensation Deferral Plan sponsored by South Valley National Bank, a California corporation, pursuant to certain resolutions adopted by the Board of Directors of South Valley National Bank as of March 24, 1998, and (b) that certain Executive Compensation Deferral Plan sponsored by First National Bank of Central California as adopted by the Board of Directors of First National Bank of Central California as of March 24, 1998, (c) that certain Executive Compensation Deferral Plan formerly sponsored by Pacific Capital Bancorp, a California corporation that was acquired by Employer in a transaction that closed effective December 30, 1998, as adopted by the Board of Directors of such corporation as of March 24, 1998, and (d) any other deferred compensation plan that is or has been sponsored, for the benefit of “management or highly compensated employees” (as such phrase is defined under ERISA), by any corporation that is acquired by Employer (regardless whether such acquisition is structured as an asset acquisition, stock acquisition, merger, consolidation, or other reorganization transaction.

1.2 “Active Insured Employee” shall mean each Participant who dies at the time such Participant is actively employed by the Employer, and with respect to whom the Employer owns or maintains on the life of such Participant a policy of life insurance. A Participant (a) who is employed by the Employer shall be deemed not to be an Active Insured Employee if such Participant has terminated employment with the Employer prior to the date of such Participant’s death, and (b) shall be deemed to be “actively employed” by the Employer if such Participant customarily works for the Employer for at least one thousand (1,000) hours per year.

1.3 “Administrative Committee” means the Committee constituted by Employer from time to time to administer this Plan.

1.4 “Affiliate” means each corporation, all the outstanding capital stock of which is owned by PACIFIC CAPITAL BANCORP, a California corporation.

1.5 “Beneficiary” means each person, as designated by the Participant on the Participant’s Beneficiary Designation Form, who is entitled to receive a distribution of part or all of the amounts otherwise distributable to the Participant pursuant to this Plan.

1.6 “Beneficiary Designation Form” means the form prescribed by the Plan Administrator from time to time for each Participant’s use in designating the Beneficiary entitled to receive a distribution of the Participant’s benefits under this Plan.

1.7 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.8 “Compensation” means the amount of taxable compensation payable by the Employer to the Participant, and shall include (a) the Employee’s taxable salary or wages, (b) taxable bonuses payable to the Employee from time to time, (c) taxable income attributable to (i) Employee’s exercise of options to acquire Employer capital stock, and (ii) compensation transfers to Employee of shares of Employer’s capital stock, and (d) with respect to Directors, the amount of fees payable by the Employer or any Affiliate to the Director in consideration of the Director’s services as a Director.

1.9 “Contributions” means Salary Reduction Contributions, Employer Matching Contributions, and Employer Discretionary Contributions.

1.10 “Director” means each person who is or previously has been a member of the Board of Directors of (a) Employer, or (b) any Affiliate, (c) any corporation acquired by Employer or any Affiliate (a “predecessor”), or (d) any corporation acquired by any such predecessor. For purposes of this Section 1.10, a corporation (the “first corporation”) shall be deemed to be “acquired” by another corporation (the “second corporation”) only if (x) the first corporation either is merged with or into or consolidates with the second corporation, or (y) the second corporation acquires eighty percent (80.0%) or more of the outstanding voting securities of the first corporation, or (z) the second corporation otherwise acquires all or substantially all of the assets of the first corporation.

1.11 “Disabled” means, with respect to a Participant, that the Participant suffers from a physical or mental condition, as determined by a licensed medical doctor selected or approved by the Employer, that renders the Participant incapable of performing services as an Employee.

1.12 “Earnings” means the deemed income and gain attributable to the deemed investment of the balance credited to a Participant Account in Investment Options.

1.13 “Effective Date” means October 1, 2000.

1.14 “Eligible Employee” means each Employee who (a) either (i) was eligible to participate in an Acquired Company Deferred Compensation Plan, or (ii) hereafter is designated by the Administrative Committee as an “Eligible Employee” under this Plan, and (b) is a member of a “select group of management or highly compensated employees” (as such phrase is defined under ERISA).

1.15 “Eligible Person” means (a) each Eligible Employee, and (b) each Director.

1.16 “Employee” means each person who is a common law employee of the Employer or any Affiliate.

1.17 “Employer” means (a) PACIFIC CAPITAL BANCORP, a California corporation, and (b) each Affiliate of PACIFIC CAPITAL BANCORP.

1.18 “Employer Discretionary Account” means the account established pursuant to Section 4.1(c), below, to which the portion of any Employer Discretionary Contribution allocated to the Participant shall be allocated.

1.19 “Employer Discretionary Contribution” means the amount, if any, which the Employer elects, from time to time and in the sole discretion of the Employer, to contribute to the Plan and allocate to the Participant Accounts of one or more Participants, as further described in Section 3.4 below.

1.20 “Employer Matching Account” means the account established pursuant to Section 4.1(b), below, to which the Participant’s share of Employer Matching Contributions and Earnings thereon are allocated.

1.21 “Employer Matching Contribution” means the amount, if any, which the Employer elects to contribute to the Plan pursuant to Section 3.3, below.

1.22 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.23 “Event of Hardship” means, subject to Section 6.3, below, with respect to each Participant, a severe financial hardship to the Participant resulting from the occurrence of one or more of the following circumstances:

1.23.1 Illness. The occurrence of a sudden and unexpected illness or accident to a Participant or a person who is a “dependent” of a Participant (as the term “dependent” is defined in Section 152(a) of the Code);

1.23.2 Casualty. The loss of the Participant’s property due to casualty; or

1.23.3 Other. Any other similar extraordinary and unforeseeable event arising as a result of events beyond the control of the Participant.

1.24 “Investment Election Form” means a form prescribed by the Plan Administrator for use by Participants in designating the manner in which the balance in each Participant’s Account shall be deemed to be invested pursuant to Section 5, below.

1.25 “Investment Option” means each alternative investment option offered by the Employer from time to time as an investment vehicle in which the amounts allocated to each Participant’s Accounts may be deemed to be invested.

1.26 “Participant” means each Eligible Person who commences participation in the Plan in the manner prescribed by Section 2, below.

1.27 “Participant Accounts” means, with respect to each Participant, the (a) Salary Reduction Account, (b) Employer Matching Account, and (c) Employer Discretionary Account.

1.28 “Participant Election Form” means the form prescribed by the Plan Administrator on which each Eligible Person may reflect the election to participate in this Plan and to make a Salary Reduction Contribution to this Plan.

1.29 “Pay Period” means (a) with respect to each Eligible Employee, the regular weekly, bi-weekly, semi-monthly, monthly, or other Pay Period which the Employer uses in paying Compensation to its Employees, and (b) with respect to each Director, the regular intervals at which compensation is paid to Directors in consideration of their services as a Director.

1.30 “Plan” means this Deferred Compensation Plan.

1.31 “Plan Administrator” means the Employer and any other person designated by the Employer, from time to time, to be the “Plan Administrator” under this Plan.

1.32 “Plan Year” means each period of twelve (12) consecutive months beginning on January 1 and ending on December 31.

1.33 “Retirement” means the Employee’s voluntarily terminating employment with the Employer following the first date as of which (a) the Participant has attained at least age 55 and has completed at least eight (8) years of service, and (b) the sum of the Employee’s age plus Years of Service is at least equal to seventy-five (75).

1.34 “Salary Reduction Account” means the account established pursuant to Section 4.1(a), below, to which the Participant’s Salary Reduction Contributions are allocated.

1.35 “Salary Reduction Contribution” means, with respect to each Participant, the amount of the Participant’s Compensation which the Participant elects to contribute to this Plan in accordance with Section 3.2, below.

1.36 “Vested” means the portion of the funds allocated to the Participant’s Accounts which is deemed to be nonforfeitable and owned by the Employee pursuant to Section 4, below.

1.37 “Year of Service” means:

1.37.1 Service With Employer. Each period of twelve months in which an Employee works as a full-time Employee of the Employer. Such periods shall be measured from the date such Employee first becomes an Employee of the Employer, and from annual anniversaries of such date. All periods of service with the Employer shall be aggregated.

1.37.2 Credited Service. Each other period of service with any other employer or person for which the Employer elects, in its sole and absolute discretion, to credit the Participant under this Plan.

2. ELIGIBILITY AND PARTICIPATION

2.1 Eligibility. Subject to Section 2.2, below, each Eligible Person shall be eligible to commence participation in the Plan immediately after such individual has completed thirty (30) consecutive days of services as a Director or Employee, as the case may be.

2.2 Limitation on Elections. Notwithstanding any provisions of this Plan to the contrary:

2.2.1 Timing. An Eligible Employee may file an election to participate in and make Salary Reduction Contributions to this Plan only if such election is made (a) by each individual who is an Eligible Person as of the Effective Date, on or before such Effective Date, and each Eligible Person who first becomes an Eligible Person after a Plan Year has begun, within thirty (30) days after such Eligible Person has received written notification from the Employer that such individual is an Eligible Person, and (b) thereafter, with respect to each Plan Year, at least fifteen (15) days prior to the first day of such Plan Year (as further described in Section 3.2.1, below).

2.2.2 Participants in Acquired Company Plans. Employer has agreed to permit certain Participants in the Acquired Company Plans to elect to roll into this Plan the amounts credited to such Participants= accounts under the Acquired Company Plans. Any such Participant in that Acquired Company Plan who so elects to effect that rollover in credits shall be entitled to make with respect to such rolled over credits such deemed investment elections and such distribution elections under this Plan as would any Eligible Person hereunder.

2.3 Participation. Each Eligible Employee who (a) is an Eligible Employee as of the Effective Date, may begin making Salary Reduction Contributions as of the first day of the first Pay Period beginning on or after the Effective Date, (b) becomes an Eligible Employee after the Effective Date may being making Salary Reduction Contributions as of the first day of the first Plan Year beginning after such person becomes an Eligible Employee, if such Eligible Employee timely files an election for such Plan Year in accordance with Section 2.2, above, and Section 3.2.1, below.

2.4 Continuation of Participant. Subject to Section 2.5, below, once an individual has become an “Eligible Person” under this Plan, such individual shall continue to be an Eligible Person for so long as such individual is a Director or Eligible Employee of the Employer, notwithstanding whether such individual thereafter may change the individual’s status with the Employer and Affiliate.

2.5 ERISA Termination. If the Employer determines in good faith that the Plan no longer would be maintained for a “selected group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA if the Participant continued to have rights under the Plan, then:

2.5.1 Termination of Rights. Such Participant no longer shall have any rights under the Plan; and

2.5.2 Individual Agreement. The Employer shall execute a separate written agreement with the Participant, providing the Participant such rights with respect to Vested amounts that are allocated to the Participant’s Account (as of the date the Participant ceased to be a member of a select group of management or highly compensated employees,” as defined above), as are substantially identical to those which the Participant then may possess under this Plan.

2.6 Accounts Under Prior Plans. Employer hereby:

2.6.1 Acknowledgment Re Prior Plan. Acknowledges that (a) Pacific Capital Bancorp, a California corporation (“Old Pacific”) and certain of its affiliates sponsored the Acquired Company Plans, and (b) in transactions that closed effective December 30, 1998, Old Pacific merged with and into Employer; and

2.6.2 Acceptance of Accounts. Hereby agrees that from and after the Effective Date, (a) each account maintained under the Acquired Company Plans shall be deemed to be a “Salary Reduction Account” under this Plan,, and (b) each person on whose behalf an account was maintained under an Acquired Company Plan (i) shall have with respect to the deemed investment of such account balance and distributions from such account all of the rights of “Eligible Persons” under this Plan with respect to Participant accounts maintained under this Plan for such Eligible Persons, (ii) shall be deemed to be one hundred percent (100%) Vested in all amounts allocated to the Participant=s Salary Reduction Account under this Plan; and (iii) shall be eligible to make further Contributions to this Plan as if such former Participant in an Acquired Company Plan were an “Eligible Person” with respect to this Plan.

3. CONTRIBUTIONS TO PLAN

3.1 Contributions. The Employer shall contribute to this Plan and allocate to the Participants’ Accounts (a) Salary Reduction Contributions, at the direction of each Participant, as further described in Section 3.2, below, (b) Employer Matching Contributions, in the discretion of Employer, as further described in Section 3.3, below, and (c) Employer Discretionary Contributions, in the discretion of Employer, as further described in Section 3.4, below.

3.2 Salary Reduction Contributions. The Employer shall contribute to this Plan on behalf of each Participant the amount of the Participant’s Salary Reduction Contributions.

3.2.1 Election. Each Participant desiring to make Salary Reduction Contributions to this Plan shall complete and deliver to the Plan Administrator a Participant Election Form, specifying a uniform amount of money, or a uniform percentage of the Participant’s Compensation, which is to be withheld from the Participant’s Compensation during each Pay Period.

A. For each Plan Year, each Participant electing to make any Salary Reduction Contribution must elect to contribute at least Five Thousand Dollars ($5,000.00) in Salary Reduction Contributions for such Plan Year.

B. The initial election form for each Participant shall be made within the appropriate period described in Section 2.2, above. Each subsequent election form which either is intended to increase the amount of the Participant’s Salary Reduction Contributions, or is to take effect at a time when the Participant does not have a currently effective election in place, shall not take effect prior to January 1 of the first Plan Year beginning after the Plan Year in which such election form is filed with and accepted by the Plan Administrator.

C. As contemplated by Section 1.8(c)(i), above, such Salary Reduction Contribution may apply to income attributable to Participant’s exercise of options to acquire the capital stock of Employer. Any Salary Reduction Contribution attributable to such income shall be made at the time and in the manner designated by the Plan Administrator from time to time.

D. Once a Participant Election Form has been delivered to and accepted by the Plan Administrator, the election reflected on that form shall remain in effect until either (1) it is revoked or modified pursuant to Section 3.2.2, below, or (2) this Plan is terminated.

E. Notwithstanding any other provision of this Plan to the contrary, in no event may a Participant elect to make an amount of Salary Reduction contributions to the Plan which would cause the Participant’s remaining Compensation to be less than the amount of social security taxes and other wage withholding amounts due to cognizant taxing authorities with respect to the Participant’s Compensation.

3.2.2 Irrevocable Elections. A Participant from time to time may reduce the amount of the Participant’s Salary Reduction Contributions, or revoke a prior election to make Salary Reduction Contributions to the Plan, by delivering to the Plan Administrator a new Participant Election Form, specifying the new amount, if any, of the Participant’s Salary Reduction Contribution. Any such new election form shall not be effective prior to the first day of the first Plan Year beginning at least fifteen (15) days after such form is filed with and accepted by the Plan Administrator. An election to increase the amount of Salary Reduction Contributions shall not take effect prior to April 1 of the calendar year following the calendar year in which such election form is filed with and accepted by the Plan Administrator.

3.2.3 Allocation. The entire amount of the Salary Reduction Contributions of each Participant shall be allocated to the Salary Reduction Account of that Participant at the time required by Section 3.5.1, below.

3.2.4 Suspension of Contributions. The Participant’s right to make Salary Reduction Contributions shall be suspended during the twelve-month period described in Section 6.3.3, below.

3.3 Employer Matching Contributions. The Employer from time to time may elect, in its sole and absolute discretion, to make Employer Matching Contributions to the Plan on behalf of each Participant. If the Employer elects to make such Contributions for any Plan Year, then the Employer shall contribute to the Plan in any such Plan Year on behalf of each Participant an Employer Matching Contribution in an amount equal to such percentage of the Participant’s Salary Reduction Contributions as is determined and announced by the Employer.

3.3.1 Timing. Such Employer Matching Contributions shall be contributed to the Plan at the same time as the Salary Reduction Contributions with respect to which the Employer Contributions are being made.

3.3.2 Allocation. The entire amount of the Employer Matching Contributions of each Participant shall be allocated to the Employer Matching Account of that Participant.

3.4 Employer Discretionary Contributions. The Employer may elect, from time to time and in its sole and absolute discretion, to make Employer Discretionary Contributions to the Plan in such amount, if any, as the Employer deems appropriate.

3.4.1 Notice to Participants. If the Employer elects to make any such Employer Discretionary Contributions to the Plan with respect to any Plan Year, then as soon as practicable after the date on which such Contribution is made by the Employer, the Employer shall advise the Participants of the amount of such Contribution and the manner in which such Contribution shall be allocated to the Employer Discretionary Accounts of the Participants.

3.4.2 Allocation. It is contemplated that the Employer may use Employer Discretionary Contributions either (a) to encourage Participants to make Salary Reduction Contributions, (b) to reward selected Participants in varying amounts, or (c) to reward all Participants generally in a consistent manner. Therefore, all such Employer Discretionary Contributions shall be allocated to the Employer Discretionary Accounts of Participants in such manner as the Employer may announce from time to time, and the Employer shall not be required to use in one Plan Year the same formula for making such allocations as the Employer used for making such allocations in any other Plan Year. The Employer shall have the discretion to direct that such allocations be made:

A. In proportion to the compensation of each Participant;

B. In proportion to the compensation of Participants making Salary Reduction Contributions during the period with respect to which the Employer Discretionary Contribution is made;

C. In accordance with the account balances of all Participants;

D. In proportion to the Salary Reduction Contributions of Participants making such Contributions during the period with respect to which the Employer Discretionary Contribution is being made;

E. Only to the Employer Discretionary Accounts of specifically named Participants;

F. In a manner combining some one or more of the foregoing methods; or

G. In such other manner as the Employer, in its sole and absolute discretion, may select from time to time.

3.4.3 Allocations for Active Insured Participants. In addition to other allocations permitted or required under this Plan, Employer shall credit to the Employer Discretionary Account of each Active Insured Participant the amounts required pursuant to Section 4.2.4(b), below. Such amount shall be credited within the time period specified in such Section 4.2.4(b).

3.5 Timing of Allocations. Contributions to this Plan shall be allocated to the each Participant’s Accounts as follows:

3.5.1 Salary Reduction Contributions. With respect to Salary Reduction Contributions, the amount of such contribution for each Participant shall be allocated to the Salary Reduction Account of the Participant within five (5) business days after the end of the Pay Period with respect to which such Salary Reduction Contribution has been withheld from the Compensation of the Participant.

3.5.2 Employer Matching Contributions. Employer Matching Contributions shall be allocated to the Employer Matching Account of each Participant at the same time as the Salary Reduction Contribution with respect to which it is being made is required to be allocated to the Participant’s Salary Reduction Account pursuant to Section 3.5.1, above.

3.5.3 Employer Discretionary Contributions. With respect to Employer Discretionary Contributions, the contribution shall be allocated to the Employer Discretionary Account of each Participant entitled to receive an allocation at the time designated by the Employer in its notice to Participants regarding such contribution.

4. ACCOUNTS AND VESTING

4.1 Participant’s Accounts. There shall be established on behalf of each Participant (a) a Salary Reduction Account, (b) an Employer Matching Account, and (c) an Employer Discretionary Account.

4.2 Vesting. Each Participant:

4.2.1 Salary Reduction Account. At all times shall be one hundred percent (100%) Vested in all amounts allocable to the Participant’s Salary Reduction Account pursuant to this Plan.

4.2.2 Employer Matching Account. Shall become Vested in amounts allocated to the Participant’s Employer Matching Account on the basis of completed Years of Service, at the rate per Year of Service, and over the period of time, specified by the Employer (in its discretion) at the time it makes such Contributions. The Employer may, inter alia, apply different Vesting schedules in different years, and also use different Vesting schedules for different Participants from time to time.

4.2.3 Employer Discretionary Account. Shall become Vested in amounts allocated to the Participant’s Employer Discretionary Account at such time, and in such manner, as the Employer (in its sole discretion) may designate.

4.2.4 Deceased Participant. Upon the death of the Participant (a) automatically shall become fully Vested in all amounts allocated to the Participant’s Accounts under this Plan, and (b) if such Participant is an Active Insured Employee, automatically shall receive a credit to such Participant’s Employer Discretionary Account under this Plan a fully vested credit of One Hundred Thousand Dollars ($100,000.00) effective not later than thirty (30) days following the date of such Participant’s death.

4.3 Adjustments to Account Balances. The balance in each of the Participant’s Accounts shall be:

4.3.1 Increases. Increased by (a) the amount of the Contributions required to be allocated to such account pursuant to Section 3, above, (b) the amount of forfeitures allocated to the account pursuant to Section 4.4, below, and (c) the amount of income, gain, and other earnings allocable to such account in accordance with the provisions of Section 5, below.

4.3.2 Decreases. Decreased by (a) the amount of distributions deemed to be paid to the Participant or his Beneficiaries from such account, (b) the amount of deemed investment losses allocable to such account from time to time in accordance with Section 5, below, (c) the amount of expenses allocable to such account from time to time pursuant to Section 7.7, below, (d) the amount of forfeitures by the Participant pursuant to Section 4.4, below, and (d) with respect to the Employer Matching Account and the Employer Discretionary Account, the amount which is forfeited pursuant to Section 4.4, below.

4.4 Forfeiture. If a Participant’s employment (or, with respect to a Director, such Director’s status as a Director) with the Employer or an Affiliate (or, with respect to Directors, is not again elected as a Director of the Employer or an Affiliate) is terminated for any reason, and the Participant is not re-employed by the Employer or an Affiliate (or, with respect to Directors, is not again elected as a Director of the Employer or an Affiliate) with ninety (90) days after the effective date of such termination, then the Participant shall forfeit all rights to any amounts allocated to any of the Participant’s Accounts in which the Participant is not then Vested. The amount of any such forfeitures under this Section 4.4 shall, in the discretion of the Employer determined annually, either be (a) reallocated to the remaining Participants in such manner in which the Employer may announce from time to time, or (b) held in a suspense account and thereafter applied in such manner as the Employer shall direct.

4.5 Accounting and Reports. Promptly after the end of each calendar quarter during each Plan Year, the Plan Administrator shall cause to be delivered to each Participant a statement summarizing transactions with respect to the amounts allocated to each Participant’s Account during, and the balance allocated as of the last day of, the immediately preceding calendar quarter.

5. DEEMED INVESTMENT OF ACCOUNTS

5.1 Investment Options. The Employer shall designate and notify Participants from time to time of those Investment Options in which the amounts credited to the Participants’ Accounts may be deemed to be invested.

5.2 Deemed Investments. The balance in each Participant Account shall be deemed to be invested as follows:

5.2.1 Directed Investment. If and to the extent that the Participant has made an election to have the balance in the Participant’s Accounts invested in one or more Investment Options, such balance shall be deemed to be invested in such Investment Options in the manner contemplated by the Participant’s Investment Election Form from time to time.

5.2.2 Default Investment. If the Participant has not timely and properly filed an Investment Election Form in accordance with this Plan, or if any such form does not direct the investor of the entire balance in the Participant’s account, then the balance of the Participant’s Account (or any portion thereof not subject to a proper Investment Election Form) shall be deemed to be invested in such manner, if any, as the Employer may announce from time to time. It is contemplated that if the Employer elects to treat such portion of the Participant’s Accounts as being invested in a “default” investment, then any such default investment will generate only minimal deemed returns consistent with such investment in instruments as short-term money market instruments. The Company shall not be obligated to invest any monies in any such Investment Options; rather, such deemed investments are intended merely to provide a basis for accounting for changes in the amount of Participant’s account balance under this Plan.

5.3 Changes in Investment Elections. A Participant may modify such Participant’s Investment Election Form in order to change the manner in which all or any portion of the balance in the Participant’s Account shall be deemed to be invested. A Participant may make such an election not more frequently than once in each calendar month, effective as of the first day of such calendar month, provided that the Participant delivers written notice of such change (on such form as the Plan Administrator may specify from time to time) at least five (5) days prior to the first day of such calendar month.

5.4 Crediting Account Balances. All income, gain, loss, and expense attributable to an Investment Option shall be deemed to be credited to the balance in a Participant’s account as of the time as of which such amount would have been credited to such account if the amount deemed invested in such Investment Option actually had been invested in such Investment Option.

5.5 Change in Options Offered. The Employer from time to time may change the Investment Options offered to Participants under this Plan. If, as a result of any such change, an Investment Option previously offered under this Plan is no longer offered, then the amount then invested in such Investment Option thereafter shall be deemed to be invested in (a) such other Investment Option as is selected by the Participant, or (b) in the absence of such a selection, in such default Investment Option as is offered by the Employer pursuant to Section 5.2.2, above.

6. DISTRIBUTIONS

6.1 Distribution Events. A Participant shall not be entitled to receive any portion of the amount credited to such Participant’s Accounts prior to the occurrence of any one or more of the following events:

6.1.1 Death. The death of the Participant;

6.1.2 Disability. The Participant has become Disabled;

6.1.3 Election. As soon as administratively feasible after the date designated by the Participant as the date on which the balance in the Participant’s Account is to be distributed to the Participant or his Beneficiary;

6.1.4 Hardship. There has occurred with respect to the Participant an Event of Hardship.

6.1.5 Retirement. The Retirement of the Participant.

6.2 Timing of Distributions.

6.2.1 Election. Subject to Section 6.2.2, below, when a Participant files an election to make Salary Reduction Contributions for any Plan Year, the Participant may elect to receive such Salary Reduction Deferrals and earnings thereon either (a) upon termination of the Participant’s employment or other service engagement with the Employer or an Affiliate, or (b) at such other time as the Participant then may designate.

A. If the Participant elects to receive such Contributions and earnings thereon at termination of employment (or other service engagement) with the Employer or an Affiliate, then such election shall be irrevocable.

B. If the Participant later terminates employment by reason of Retirement or Disability, then the amount distributable to the Participant shall be distributable, at the election of the Participant, either (i) in substantially equal quarterly installments over a period of ten (10) years, or (ii) in substantially equal quarterly installments over a period of either five (5) or fifteen (15) years, or (iii) in one lump sum; provided, if the Participant’s Participant Account balance is less than Fifty Thousand Dollars ($50,000.00) as of the date on which distributions first become payable to the Participant, then the Participant shall be entitled to receive such distributions only in a lump sum.

C. If the Participant’s employment or other service engagement with the Employer or an Affiliate terminates other than by reason of the Participant’s Retirement or Disability, then the entire amount distributable to the Participant shall be paid in a lump sum.

6.2.2 Scheduled In-Service Distributions. If pursuant to Section 6.2.1, above, the Participant has elected to receive a distribution of the Participant’s account while the Participant is still employed by (or otherwise providing services to) the Employer or an Affiliate, then:

A. Such distributions shall commence in any year which is at least two (2) years after the Plan Year in which the Salary Reduction Contributions are credited to the Participant’s account;

B. The Participant may elect to receive the amount distributable to the Participant either (i) in one lump sum, or (ii) in substantially equal quarterly installments over a period of two (2), three (3), four (4), or five (5) years; provided, if the total amount distributable to the Participant is Twenty-five Thousand Dollars ($25,000.00) or less when amounts first become distributable to the Participant, then the entire amount shall be paid to the Participant in one lump sum; and

C. If a Participant is receiving in-service quarterly installment distributions and while receiving such distributions terminates employment, then the remainder of the installments will be paid to the Participant as a lump sum as promptly as practicable after termination of employment (or other service engagement).

6.2.3 Non-Scheduled In-Service Distributions. Any Participant at any time may elect, while still employed by the Employer or an Affiliate (or while serving as a Director), to receive a distribution of such Participant’s Vested balance in the Participant’s account under this Plan, subject to the following limitations:

A. Such election may be made only by filing with the Plan Administrator prior to the end of any calendar month for which a distribution is requested such early distribution form as the Plan Administrator may specify.

B. By reasons of the forfeiture provision set forth in Paragraph D, below, the maximum amount of any distribution under this Section 6.2.3 shall not exceed the amount by which (i) the Participant’s Vested account balance immediately prior to the distribution, exceeds (ii) the amount forfeited under Paragraph D, below.

C. The amount distributable to the Participant pursuant to this Section 6.2.3 may be paid only in a single cash lump sum as soon as practicable after the end of the calendar month in which the distribution election is made and the proper form is filed with the Plan Administrator.

D. Concurrently with the distribution of the amount distributed to the Participant to this Section 6.2.3, the Participant shall forfeit an amount equal to ten percent (10.0%) of the gross amount distributed to the Participant pursuant to this Section 6.2.3, and the Employer shall not have any further obligations to the Participant or his beneficiary with respect to such forfeited amount.

E. The Participant thereafter shall not be eligible to make any further Salary Reduction Contributions to the Plan for the remainder of the Plan Year in which such distribution is made under this Section 6.2.3 and for the entire following Plan Year.

6.2.4 Deceased Participant. If:

A. A Participant dies, then the Participant’s entire account balance shall be paid, in one lump sum, to the Participant’s named beneficiary; and

B. A terminated Participant who is receiving distributions dies, then the beneficiary named by such Participant shall continue receiving the remainder of the quarterly installments as they become due.

6.3 Event of Hardship. A Participant requesting a distribution by reason of the occurrence of an Event of Hardship shall submit an application for such distribution on such form as the Plan Administrator shall prescribe, together with such additional information reasonably requested by the Plan Administrator. The Plan Administrator shall endeavor to make, as promptly as practicable, its determination as to whether the Participant is entitled to receive any distribution by reason of the occurrence of an Event of Hardship.

6.3.1 Determination by Administrator. The final determination as to whether an Event of Hardship has occurred, and the extent to which a distribution may be made by reason of such event, shall be made by the Plan Administrator, in its sole and absolute discretion, on the basis of the principles set forth in this Plan. Neither the Employer nor the Plan Administrator shall have any liability whatsoever with respect to any determination of whether an Event of Hardship may have occurred.

6.3.2 Determination and Distribution. The determination of whether an Event of Hardship has occurred, and whether a distribution shall be made by reason of such event, shall depend upon the particular circumstances surrounding each situation. A distribution:

A. Shall not be made to the extent that the Participant’s severe financial hardship may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (iii) by cessation of Salary Reduction Contributions under this Plan.

B. Shall be permitted only to the extent reasonably needed to satisfy the Participant’s emergency needs caused by the Event of Hardship.

6.3.3 Suspension of Contributions. A Participant who receives a distribution pursuant to Section 6.1.4, above, shall not be entitled to make further Salary Reduction Contributions to the Plan for a period of twelve (12) months after the date of the distribution under Section 6.1.4.

6.4 Change in Distribution Election. Subject to Section 6.2.1A, above, a Participant who has made an election designating the calendar year in which a distribution is to be made to the Participant pursuant to Section 6.2.1, above, may change such election by designating another calendar year for such distribution, provided (a) such election is made on a form prescribed by the Plan Administrator, (b) such form is filed by the Participant with the Plan Administrator prior to the calendar year in which the distribution to the Participant was to be made pursuant to the previous election form (and prior to the commencement of any distributions under this Plan), (c) the new date for the distribution occurs in a calendar year subsequent to the calendar year in which the Participant is filing the new election form, and (d) the Plan Administrator, in its sole discretion, consents to the change.

6.5 Crediting Distributions. Unless a Participant elects otherwise, any distribution of less than the entire amount credited to the Participant’s Accounts of a Participant shall be deducted pro rata from each account and shall be deducted pro rata within each account in each Investment Option in which the balance in such account is deemed to be invested.

6.6 Withholding. The amount payable to a Participant or Beneficiary under this Plan shall be subject to applicable federal and state withholding taxes, and the Plan Administrator may withhold from the distribution such amount as may be necessary to comply with applicable tax withholding rules.

6.7 Appeals Procedure. If a claim for benefits under this Plan is wholly or partly denied by the Plan Administrator, then the Participant may request a review of that decision by submitting to the Employer, not later than sixty (60) days after receiving notice of the Plan Administrator’s decision, a written request for review of such decision. Within sixty (60) days of receiving such application, the Employer shall review the application, hold such hearings as the Employer, in its sole and absolute discretion, deems appropriate, and advise the Participant, in writing, of its decision. If the decision on review is not provided within such sixty-day period, then the application for appeal shall be deemed to be denied.

7. ADMINISTRATION

7.1 Duties of Plan Administrator. The Plan Administrator shall administer the Plan in accordance with its terms, for the exclusive benefit of Participants, in a manner designed to achieve the Employer’s objectives of:

7.1.1 Deferral. Deferring until the date of a distribution pursuant to Section 6, above, the year in which each Participant must include in income the balance credited to the Participant’s Accounts under this Plan; and

7.1.2 ERISA Exemption. Limiting participation in the Plan to only a select group of management and highly compensated employees in order to ensure that the Plan is exempt from ERISA to the maximum extent permissible.

7.2 Powers of Plan Administrator. The Plan Administrator shall have full power and authority to administer and carry into effect the terms and conditions of the Plan, subject to applicable requirements of law. Such power shall include, but not be limited to, the power to:

7.2.1 Interpret Elections. Interpret election forms delivered by Participants and to reject or fail to abide by any such form which the Plan Administrator determines to be incomplete, incorrect, or ambiguous.

7.2.2 Rules and Regulations. Make and enforce such reasonable rules and regulations as the Plan Administrator deems necessary or proper for the efficient administration of the Plan, including the establishment of any claims procedures that may be required by applicable provisions of law;

7.2.3 Interpretation. Interpret in good faith the terms and conditions of this Plan;

7.2.4 Resolution. Resolve all questions concerning the Plan and the eligibility of any Employee to participate in the same; and

7.2.5 Agents. Appoint and retain such agents, counsel, accountants, consultants, and other persons as may be necessary or appropriate to assist in the administration of the Plan.

7.3 Inability to Locate Participant. If the Plan Administrator is unable to locate a Participant within two (2) years after the Participant becomes entitled to receive a distribution pursuant to Section 6.1, above, and the Plan Administrator has given to the Participant and any named Beneficiaries of such Participant (by certified or registered mail, return receipt requested, at the last known mailing address which such Participant supplied the Plan Administrator for the Participant and Beneficiaries for purposes of this Plan) written notice of the Participant’s entitlement to receive a distribution pursuant to this Plan, then at the end of such two-year period the Participant shall forfeit his right to receive all amounts then credited to the Participant’s accounts and the Employer no longer shall have any obligation to make any distribution or payment to the Participant or any Beneficiary pursuant to this Plan.

7.4 Records. The Plan Administrator shall establish and maintain such records as are necessary or appropriate to the efficient administration of the Plan. Each Participant, upon reasonable advance notice to the Plan Administrator, shall be entitled to inspect such of those records as pertain to that Participant.

7.5 Filing. The Plan Administrator shall timely file all forms that may be required to be filed with respect to the Plan pursuant to the Code, ERISA, or other provisions of law.

7.6 Indemnification. The Employer shall indemnify, defend, and hold the Plan Administrator free and harmless from and against any and all liabilities, damages, costs and expenses, including reasonable attorneys’ fees, occasioned by any actions which the Plan Administrator takes, or fails to take, in good faith, in connection with the administration of the Plan.

7.7 Expenses. The Employer may charge the Participant’s Accounts with the reasonable costs of maintaining and administering the Plan.

8. AMENDMENT AND TERMINATION

8.1 Reserved Power. This Plan may be amended or terminated at any time by a written instrument executed by the Employer.

8.2 Effect of Termination. If the Employer elects to terminate the Plan, then:

8.2.1 Vested Amounts. Such termination shall not affect the obligation of the Employer to make distributions to the Participant (or his Beneficiaries) of an amount equal to (a) the portion of the amounts then credited to the Participant’s Accounts in which the Participant is Vested, and (b) any Earnings subsequently credited to such Vested balance prior to the time such amount is distributed to the Participant.

8.2.2 Unvested Amounts. The Employer may elect to occasion the forfeiture of any portion of the amounts then credited to the Participant’s Accounts in which the Participant is not then Vested; and

8.2.3 Subsequent Investment Options. The Employer may elect, in connection with such termination, to designate a single Investment Option in which each Participant’s Vested balance in the Participant’s Accounts thereafter shall be deemed to be invested. The Employer shall not have any duty to select an Investment Option which maximizes the deemed investment return to the Participants.

9. MISCELLANEOUS

9.1 Prohibition Against Assignment. No portion of the amount credited to a Participant’s Account under this Plan may be voluntarily or involuntarily encumbered, attached, garnished, or otherwise involuntarily taken by any creditor or claimant.

9.2 Unfunded Plan. This Plan is intended to be an unfunded plan of deferred compensation payable solely from the general assets of the Employer, and the Employer does not intend to establish any special fund or account from which the amounts payable under this Plan shall be paid. Neither the establishment and maintenance of this Plan, any express or implied term of this Plan, nor any provision of law shall be construed to impose on the Employer any obligation to establish or maintain any such special fund or account. No Participant or any other person shall have any right or claim under this Plan, except as an unsecured creditor of the Employer. Any reference to a “contribution to” this Plan shall be deemed merely a reference to amounts that are to be allocated to the account of a Participant under the Plan, and any reference to a “distribution from” this Plan shall be deemed to be merely a reference to the amount of the payment which the Participant is entitled to receive under the terms of this Plan.

9.3 No Employment Rights. Neither the adoption and maintenance of this Plan, nor any express or implied provision of this Plan, shall be deemed:

9.3.1 Contract. To constitute a contract between the Employer and any person, or to be a consideration for or an inducement or condition of, the employment of any person;

9.3.2 Right. To give any person the right to be retained in the employ of the Employer;

9.3.3 Discharge. To interfere with the right of the Employer to discharge any Employee (including any Participant) at any time; or

9.3.4 Continuing Employment. To give the Employer the right to require an Employee to remain in the employ in the Employer, or to interfere with an Employee’s right to terminate his employment at any time.

9.4 Application of ERISA. The Employer intends that this Plan shall be exempt from ERISA to the maximum extent that an employee benefit plan benefiting only a select group of management or highly compensated employees may be exempt from ERISA.

9.5 Exclusive Benefit. The Employer shall administer this Plan for the exclusive benefit of the Participants and Beneficiaries.

9.6 Interpretation. As used in this Plan, the masculine, feminine, and neuter gender and the singular and plural numbers each shall be deemed to include the other whenever the context indicates or requires. The captions to various sections of this Plan are for convenience of reference only, and shall not affect in any way the meaning or interpretation of this Plan.

9.7 Governing Law. This Plan shall be construed, administered, and enforced in accordance with the laws of the State of California, and in such manner as is necessary to permit the Plan to accomplish the objectives of the Employer set forth in Recital B, above.

(Signature appears on the following page.)

IN WITNESS WHEREOF, the undersigned Employer has executed this First Amended and Restated Deferred Compensation Plan, effective as of the Effective Date specified above.

“EMPLOYER”:

PACIFIC CAPITAL BANCORP, a California corporation

By
Jay D. Smith, Senior Vice President